Schedule A
Dated January 1, 2022
To The
Expense Limitation Agreement
Dated January 25, 2013
Between
Touchstone Funds Group Trust and Touchstone Advisors, Inc.

Fund	Class	Operating Expense Limit	Termination Date
Touchstone Active Bond Fund	A	0.83%	July 29, 2023
	C	1.56%
	Y	0.58%
	Institutional	0.50%
Touchstone Anti-Benchmark® International Core Equity Fund	Y	0.69%	January 29, 2023
	Institutional	0.59%
Touchstone Credit Opportunities Fund	A	1.03%	July 29, 2023
	C	1.43%
	Y	0.83%
	Institutional	0.73%
Touchstone Dividend Equity Fund	A	0.99%	July 29, 2023
	C	1.69%
	Y	0.77%
	Institutional	0.67%
	R6	0.65%
Touchstone High Yield Fund	A	1.05%	January 29, 2023
	C	1.80%
	Y	0.80%
	Institutional	0.72%
Touchstone Impact Bond Fund	A	0.76%	January 29, 2023
	C	1.51%
	Y	0.51%
	Institutional	0.41%
	R6	0.37%
Touchstone International ESG Equity Fund	A	1.17%	January 29, 2023
	C	1.95%
	Y	0.90%
	Institutional	0.89%
Touchstone Mid Cap Fund	A	1.21%	January 29, 2023
	C	1.96%
	Y	0.96%
	Institutional	0.89%
	Z	1.21%
	R6	0.79%

Touchstone Mid Cap Value Fund	A	1.22%
	C	1.97%
	Y	0.97%	January 29, 2023
	Institutional	0.84%
Touchstone Sands Capital Select Growth Fund	A	1.13%	July 29, 2023
	C	1.74%
	Y	0.90%
	Z	1.14%
	Institutional	0.78%
	R6	0.72%
Touchstone Small Cap Fund	A	1.24%	January 29, 2023
	C	1.99%
	Y	0.99%
	Institutional	0.91%
Touchstone Small Cap Value Fund	A	1.38%	January 29, 2023
	C	2.13%
	Y	1.13%
	Institutional	0.98%
Touchstone Ultra Short Duration Fixed Income Fund	A	0.69%	January 29, 2023
	C	1.19%
	Y	0.44%
	Z	0.69%
	S	0.94%
	Institutional	0.39%

This Schedule A to the Expense Limitation Agreement is hereby executed as of the date first set forth above.

TOUCHSTONE FUNDS GROUP TRUST

By:	/s/ Terrie A. Wiedenheft
Terrie A. Wiedenheft Controller and Treasurer

TOUCHSTONE ADVISORS, INC.

By:	/s/ E. Blake Moore Jr
E. Blake Moore Jr. President and Chief Executive Officer

By:	/s/ Terrie A. Wiedenheft
Terrie A. Wiedenheft Chief Financial Officer